Exhibit 3.6

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
BE AEROSPACE, INC.

BE Aerospace, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That on February 16, 2012, the Board of Directors of the Corporation adopted the following resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring the advisability thereof and calling for submission of the proposed amendment to the stockholders of the Corporation for their approval and adoption:

RESOLVED: The Board of Directors declares it advisable to change the corporate name of this Corporation to “B/E Aerospace, Inc.”

RESOLVED: That, subject to the approval of the stockholders, this Corporation file a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, changing the first Article thereof to read, in full, as follows:

“1. NAME. The name of the Corporation is B/E Aerospace, Inc.”

RESOLVED: The Board of Directors directs that the amendment proposed be considered at the next annual meeting of the stockholders and that the notice of such meeting set forth such amendment in full or a brief summary of the changes to be effected thereby and that this Corporation is hereby authorized to file any necessary Preliminary Proxy Statement with the United States Securities and Exchange Commission and The NASDAQ Stock Exchange, Inc. in connection with such proposed amendment.

RESOLVED: That the officers of this Corporation at the time in office be, and they are, and each of them acting singly is, hereby authorized from time to time, in the name and on behalf of this Corporation, under its corporate seal, if desired or required, attested by an appropriate officer, if desired or required, to execute, make oath to, acknowledge and deliver any and all such orders, directions, certificates and other documents and papers, and to do or cause to be done any and all such other acts and things as may be shown to be in his, her or their execution or performance thereof to be in his, her or their judgment necessary or desirable in connection with the consummation of the transactions authorized by the preceding resolutions, the taking of any such action to be conclusive evidence that the same has been approved by the Board of Directors.

SECOND: That the annual meeting of stockholders of the Corporation was duly called and subsequently held on July 25, 2012, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, BE Aerospace, Inc. has caused this certificate to be signed by Ryan M. Patch, its Vice President-Law, General Counsel and Secretary, this 30th day of July, 2012.

BE AEROSPACE, INC.

By:	/s/ Ryan M. Patch
Ryan M. Patch
Vice President-Law, General Counsel and
Secretary